UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2017 (August 3, 2017)

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Exact name of Registrant as specified in its Charter)

Luxembourg	001-34354	98-0554932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
40, avenue Monterey
L-2163 Luxembourg
Grand Duchy of Luxembourg
(Address of principal executive offices including zip code)

+352 2469 7900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2017, Altisource Portfolio Solutions S.A. (the “Company” or “Altisource”) through its subsidiary Altisource Solutions S.à r.l. entered into an employment contract with Indroneel Chatterjee (the “Employment Contract”), which is expected to be effective on or around October 1, 2017. Upon the commencement of Mr. Chatterjee’s employment, Mr. Chatterjee will serve as the Company’s Chief Financial Officer and the Company’s current Chief Financial Officer, Michelle Esterman, will assume the role of Executive Vice President, Finance. In this role, Ms. Esterman will have continued responsibility for leading the Company’s Accounting, Tax, Treasury, Vendor Management and Facilities functions, with an increased focus on driving operational and cost efficiencies for the Company. Ms. Esterman will no longer receive foreign living allowances but her compensation will otherwise remain the same.

Mr. Chatterjee, age 36, has fourteen years of experience in the financial services industry with a strong background in corporate finance and strategy. He joins the Company from Nomura Securities where he has served since August 2014, most recently as Head of Credit Solutions, Global Markets. Prior to joining Nomura Securities, Mr. Chatterjee held the positions of Investment Analyst, Absolute Return Income Fund for Perry Capital from March 2013 to April 2014, Executive Director for UBS Securities LLC from November 2009 to March 2013 and Vice President, High Yield Research for AIG Global Investment Group from October 2006 to November 2009. Mr. Chatterjee holds a Bachelor of Science in Economics from the Wharton School of Business at the University of Pennsylvania. There are no family relationships between Mr. Chatterjee and any of Altisource’s directors and executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K.

The Employment Contract is subject to receipt of Mr. Chatterjee’s Luxembourg work and residence authorization. Pursuant to the terms of the Employment Contract, Mr. Chatterjee will receive (i) a base salary of $475,000, (ii) a cash bonus of $34,464, payable on the first anniversary of Mr. Chatterjee’s employment and (iii) an opportunity to receive an annual incentive compensation payment of $475,000 at the target performance level, subject to a minimum payment of $485,000 for 2017 and $475,000 for 2018. If Mr. Chatterjee’s Employment Contract terminates, he would receive, as consideration for a one-year non-competition agreement, a single lump sum payment equal to four months’ base salary, unless such non-competition agreement is waived by the Company.

Upon commencement of employment, Mr. Chatterjee will also receive (i) a grant of restricted shares of Altisource common stock (“Restricted Shares”), in an amount expected to approximate the value of the deferred compensation that he forfeited when he left his prior employment and scheduled to vest over four (4) years and (ii) 20,000 stock options to purchase Altisource’s common stock. The stock options will be a combination of service-based and market-based options consistent with grants made to other executive officers. Further, subject to his continued employment, on the date when the 2017 annual incentive compensation payments are approved for the Company’s executive officers, Mr. Chatterjee will receive a grant of Restricted Shares with an award value of $540,000 scheduled to vest over the subsequent three (3) years. The terms of each of these grants will be subject to the terms of the Company’s 2009 Equity Incentive Plan and related award agreements applicable to the grants.

In addition, in connection with his relocation to Luxembourg, Mr. Chatterjee will receive certain relocation benefits and foreign living allowances, consistent with those provided to other Luxembourg-based executive officers.

The description of the Employment Contract contained herein is qualified in its entirety by reference to the full text of the Employment Contract, which will be filed as an exhibit to the Company’s Form 10-Q Quarterly Report for the quarter ending September 30, 2017.

The Company issued a press release on August 9, 2017, to announce the developments referred to above. A copy of that press release is attached as an Exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press release issued by Altisource Portfolio Solutions S.A. dated August 9, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2017

Altisource Portfolio Solutions S.A.

By:	/s/ Kevin J. Wilcox
Name:	Kevin J. Wilcox
Title:	Chief Administration and Risk Officer